                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the stock options assumed in the acquisition of First Community Banking Services, Inc. by Regions Financial Corporation of our report dated February 9, 1998 (except for Note Q as to which the date is February 13, 1998) with respect to the consolidated financial statements of Regions Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and our report dated July 31, 1998 (except for Note Q as to which the date is November 3, 1998) with respect to the supplemental consolidated financial statements of Regions Financial Corporation included in its Current Report on Form 8-K dated November 6, 1998, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP


Birmingham, Alabama
December 21, 1998